                                                               HEI Exhibit 12(a)

Hawaiian Electric Industries, Inc. and subsidiaries
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(unaudited)

                                                                         Six months ended June 30,
                                                             ---------------------------------------------
(dollars in thousands)                                       1994 (1)    1994 (2)    1993 (1)    1993 (2)
- ----------------------------------------------------------------------------------------------------------
Fixed charges
Total interest charges
   The Company (3).........................................  $ 37,341    $ 74,508    $ 33,078    $ 73,828
   Proportionate share of fifty-percent-owned persons......       171         171         382         382
Interest component of rentals..............................     1,812       1,812       1,979       1,979
Pretax preferred stock dividend requirements of
 subsidiaries..............................................     6,101       6,101       5,332       5,332
                                                             --------    --------    --------    --------
Total fixed charges........................................  $ 45,425    $ 82,592    $ 40,771    $ 81,521
                                                             ========    ========    ========    ========
Earnings
Pretax income from continuing operations...................  $ 52,415    $ 52,415    $ 48,310    $ 48,310
Fixed charges, as shown....................................    45,425      82,592      40,771      81,521
Interest capitalized
   The Company.............................................    (2,199)     (2,199)     (1,935)     (1,935)
   Proportionate share of fifty-percent-owned persons......      (171)       (171)       (179)       (179)
                                                             --------    --------    --------    --------
Earnings available for fixed charges.......................  $ 95,470    $132,637    $ 86,967    $127,717
                                                             ========    ========    ========    ========
Ratio of earnings to fixed charges.........................      2.10        1.61        2.13        1.57
                                                             ========    ========    ========    ========

(1)  Excluding interest on ASB deposits.

(2)  Including interest on ASB deposits.

(3) Total interest charges exclude interest on nonrecourse debt from leveraged leases which is not included in interest expense in HEI's consolidated statement of income.